Exhibit 21.1
SUBSIDIARIES OF R.G. BARRY CORPORATION

State or Other Jurisdiction of Incorporation or Organization

R.G. Barry International, Inc.	Ohio
The Dearfoams Company	Ohio
RGB Technology, Inc. (formerly known as Vesture Corporation)	North Carolina